                                                  ------------------------------
                                                             OMB APPROVAL
                                                  ------------------------------
                                                   OMB Number:        3235-0145
                                                   Expires:    December 31, 1997
                                                   Estimated average burden
                                                   hours per response......14.90
                                                  ------------------------------

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13D
                               AMENDMENT NO. 1

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934


                       WALKER INTERACTIVE SYSTEMS INC.
                     -----------------------------------
                              (Name of Issuer)

                                   COMMON
                                  --------
                       (Title of Class of Securities)

                                  931664106
                                 -----------
                               (CUSIP Number)

                            Eric R. Markus, Esq.
                         Wilmer, Cutler & Pickering
                             2445 M Street, N.W.
                           Washington, D.C. 20037
                         ---------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                               Communications)

                              February 10, 1997
                            ---------------------
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                         (Continued on following pages)

                               Page 1 of 17 Pages

                                  SCHEDULE 13D


  CUSIP NO.   931664106                                                                       PAGE 2 OF 17 PAGES
            -------------
--------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            INSURANCE COMPANY SUPPORTED ORGANIZATIONS PENSION PLAN, 13-6284703
--------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                  (a) [ ]
                                                                                                  (b) [ ]
--------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             WC
--------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                                              [ ]

--------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER

                                      -0-
                        --------------------------------------------------------------------------------------------
                          8        SHARED VOTING POWER

      NUMBER OF
       SHARES                         -0-
    BENEFICIALLY        --------------------------------------------------------------------------------------------
      OWNED BY            9        SOLE DISPOSITIVE POWER
        EACH
      REPORTING                       -0-
       PERSON           --------------------------------------------------------------------------------------------
        WITH              10       SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
--------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                           [ ]

--------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-
--------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            EP
--------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   931664106                                                                       PAGE 3 OF 17 PAGES
            -------------
--------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            STINSON CAPITAL PARTNERS, L.P., 94-3232358
--------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                               (a) [ ]
                                                                                               (b) [ ]
--------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

            WC
--------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                                          [ ]

--------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------------------------------------------------------------------------------------------
                               7        SOLE VOTING POWER

          NUMBER OF                        -0-
            SHARES           ---------------------------------------------------------------------------------------
         BENEFICIALLY          8        SHARED VOTING POWER
           OWNED BY
            EACH                           -0-
          REPORTING          ---------------------------------------------------------------------------------------
            PERSON             9        SOLE DISPOSITIVE POWER
             WITH
                                           -0-
                             ---------------------------------------------------------------------------------------
                               10       SHARED DISPOSITIVE POWER

                                           -0-
--------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
--------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                             [ ]


--------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-
--------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   931664106                                                                       PAGE 4 OF 17 PAGES
            -------------
--------------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            THE CARPENTERS PENSION TRUST FOR SOUTHERN CALIFORNIA, 94-6042875
--------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [ ]
                                                                                                    (b) [ ]

--------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

            WC
--------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                                               [ ]

--------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------------------------------------------------------------------------------------------
                                7        SOLE VOTING POWER

           NUMBER OF                        -0-
            SHARES            --------------------------------------------------------------------------------------
         BENEFICIALLY           8        SHARED VOTING POWER
           OWNED BY
             EACH                           -0-
           REPORTING          --------------------------------------------------------------------------------------
            PERSON              9        SOLE DISPOSITIVE POWER
             WITH
                                            -0-
                              --------------------------------------------------------------------------------------
                                10       SHARED DISPOSITIVE POWER

                                            -0-
--------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
--------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                   [ ]

--------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-
--------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            EP
--------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   931664106                                                                       PAGE 5 OF 17 PAGES
            -------------
--------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            RICHARD C. BLUM & ASSOCIATES, L.P., 94-3205364
--------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [ ]
                                                                                                    (b) [ ]

--------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

            Not Applicable

--------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                                               [ ]

--------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------------------------------------------------------------------------------------------
                                7        SOLE VOTING POWER

                                            -0-
                              --------------------------------------------------------------------------------------
           NUMBER OF            8        SHARED VOTING POWER
            SHARES
         BENEFICIALLY                       -0-
           OWNED BY           --------------------------------------------------------------------------------------
             EACH               9        SOLE DISPOSITIVE POWER
           REPORTING
            PERSON                          -0-
             WITH             --------------------------------------------------------------------------------------
                                10       SHARED DISPOSITIVE POWER

                                            -0-
--------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
--------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                   [ ]

--------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-
--------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            PN, IA
--------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   931664106                                                                       PAGE 6 OF 17 PAGES
            -------------
--------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            RICHARD C. BLUM & ASSOCIATES, INC., 94-2967812
--------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                     (a) [ ]
                                                                                                     (b) [ ]

--------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

            Not Applicable
--------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                                               [ ]

--------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------------------------------------------------------------------------------------------
                                 7        SOLE VOTING POWER

                                             -0-
                               -------------------------------------------------------------------------------------
           NUMBER OF             8        SHARED VOTING POWER
             SHARES
          BENEFICIALLY                       -0-
            OWNED BY           -------------------------------------------------------------------------------------
              EACH               9        SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          -0-
              WITH             -------------------------------------------------------------------------------------
                                 10       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
--------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                    [ ]

--------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-
--------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            CO
--------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   931664106                                                                       PAGE 7 OF 17 PAGES
            -------------
--------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            RICHARD C. BLUM, ###-##-####
--------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [ ]
                                                                                                    (b) [ ]

--------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

            Not Applicable
--------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                                               [ ]

--------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
--------------------------------------------------------------------------------------------------------------------
                                 7        SOLE VOTING POWER

                                             -0-
                               -------------------------------------------------------------------------------------
            NUMBER OF            8        SHARED VOTING POWER
             SHARES
          BENEFICIALLY                       -0-
            OWNED BY           -------------------------------------------------------------------------------------
              EACH               9        SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          -0-
              WITH             -------------------------------------------------------------------------------------
                                 10       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
--------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                   [ ]

--------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            -0-
--------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   931664106                                                                       PAGE 8 OF 17 PAGES
            -------------
--------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            PRISM PARTNERS I, L.P., 94-3172939
--------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [X]+
                                                                                                    (b) [X]+
--------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

            WC
--------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                                               [ ]

--------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------------------------------------------------------------------------------------------
                                   7        SOLE VOTING POWER

                                            272,600
                                 -----------------------------------------------------------------------------------
            NUMBER OF              8        SHARED VOTING POWER
              SHARES
           BENEFICIALLY                     - 0 -
             OWNED BY            -----------------------------------------------------------------------------------
               EACH                9        SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                         272,600
               WITH              -----------------------------------------------------------------------------------
                                   10       SHARED DISPOSITIVE POWER

                                            - 0 -
--------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            272,600
--------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                   [ ]

--------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            2.07%
--------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   931664106                                                                       PAGE 9 OF 17 PAGES
            -------------
--------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            WEINTRAUB CAPITAL MANAGEMENT, 94-3151493
--------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [X]+
                                                                                                    (b) [X]+
--------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             Not Applicable

--------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                [ ]

--------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
--------------------------------------------------------------------------------------------------------------------
                                  7        SOLE VOTING POWER

                                           272,600
                                ------------------------------------------------------------------------------------
            NUMBER OF             8        SHARED VOTING POWER
             SHARES
          BENEFICIALLY                     - 0 -
            OWNED BY            ------------------------------------------------------------------------------------
              EACH                9        SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                        272,600
              WITH              ------------------------------------------------------------------------------------
                                  10       SHARED DISPOSITIVE POWER

                                           - 0 -
--------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            272,600
--------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                   [ ]

--------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            2.07%
--------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            PN, IA
--------------------------------------------------------------------------------------------------------------------

+  See Item 5 below.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   931664106                                                                       PAGE 10 OF 17 PAGES
            -------------
--------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            JERALD M. WEINTRAUB, ###-##-####
--------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [X]+
                                                                                                    (b) [X]+
--------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

            Not Applicable
--------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                [ ]

--------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
--------------------------------------------------------------------------------------------------------------------
                                  7        SOLE VOTING POWER

                                           272,600
                                ------------------------------------------------------------------------------------
            NUMBER OF             8        SHARED VOTING POWER
             SHARES
          BENEFICIALLY                     - 0 -
            OWNED BY            ------------------------------------------------------------------------------------
              EACH                9        SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                        272,600
              WITH              ------------------------------------------------------------------------------------
                                  10       SHARED DISPOSITIVE POWER

                                           - 0 -
--------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            272,600
--------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                   [ ]

--------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            2.07%
--------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------------------------------------------

+  See Item 5 below.

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D (CONTINUED)                                     PAGE 11 OF 17 PAGES




         This Schedule 13D is filed on behalf of the Insurance Company Supported Organizations Pension Plan ("ICSOPP"); Stinson Capital Partners L.P., a California limited partnership ("Stinson"); The Carpenters Pension Trust for Southern California (the "Carpenters Trust"); Richard C. Blum & Associates, L.P., a California limited partnership ("RCBA L.P."); Richard C. Blum & Associates, Inc., a California corporation ("RCBA Inc."); Richard C. Blum, the Chairman and a substantial shareholder of RCBA Inc; Prism Partners I, L.P., a California limited partnership ("Prism"); Weintraub Capital Management, a California general partnership ("WCM"); and Jerald M. Weintraub, the managing general partner of WCM. ICSOPP, Stinson, the Carpenters Trust, RCBA L.P., RCBA Inc., and Richard C. Blum are referred to herein as the "Blum Reporting Persons." Prism, WCM, and Jerald M. Weintraub are referred to herein as the "Weintraub Reporting Persons."

ITEM 1.  SECURITY AND ISSUER.

                 This Schedule 13D relates to shares of common stock (the "Common Stock") of Walker Interactive Systems Inc. (the "Issuer"). The principal executive office and mailing address of the Issuer is Marathon Plaza Three North, 301 Second Street, San Francisco, CA 94107. This Schedule 13D is being filed because of certain sales by the Blum Reporting Persons have reduced the combined holdings of the Blum Reporting Persons and the Weintraub Reporting Persons to less than five percent (5%) of issued and outstanding shares.


ITEM 2.  IDENTITY AND BACKGROUND.

         Stinson is a California limited partnership whose principal business is investing in securities, and whose principal office is located at 909 Montgomery Street, Suite 400, San Francisco, California 94133. ICSOPP and Carpenters Trust are each a pension plan governed by ERISA. RCBA L.P. is the sole general partner of Stinson and an investment adviser to ICSOPP and Carpenters.

         RCBA L.P. is a California limited partnership whose principal business is acting as general partner for investment partnerships and providing investment advisory and financial consulting services. RCBA L.P. is a registered investment adviser with the Securities and Exchange Commission and with the State of California. The sole general partner of RCBA L.P. is RCBA Inc. The principal business office address of RCBA L.P. and RCBA Inc. is 909 Montgomery Street, Suite 400, San Francisco, California 94133. The names of the executive officers and directors of RCBA Inc., their addresses, citizenship and principal occupations are as follows:

 Name and Office Held                        Business Address                 Citizenship         Principal Occupation or
 --------------------                        ----------------                 -----------         Employment
                                                                                                  ---------------
 Richard C. Blum                             909 Montgomery St.               USA                 President and
 President, Chairman and Director            Suite 400                                            Chairman, RCBA L.P.
                                             San Francisco, CA

 Nils Colin Lind                             909 Montgomery St.               Norway              Managing Director,
 Managing Director, Assistant                Suite 400                                            RCBA L.P.
 Secretary and Director                      San Francisco, CA

 Jeffrey W. Ubben                            909 Montgomery St.               USA                 Managing Director of
 Managing Director of Investments            Suite 400                                            Investments, RCBA
                                             San Francisco, CA                                    L.P.

 Alexander L. Dean                           909 Montgomery St.               USA                 Managing Director of
 Managing Director of                        Suite 400                                            Investments, RCBA
 Investments and Director                    San Francisco, CA                                    L.P.

SCHEDULE 13D (CONTINUED)                                     PAGE 12 OF 17 PAGES



 Name and Office Held                            Business Address                 Citizenship         Principal Occupation or
 --------------------                            ----------------                 -----------         Employment
                                                                                                      ---------------

 George F. Hamel, Jr.                            909 Montgomery St.               USA                 Managing Director of
 Managing Director of Marketing                  Suite 400                                            Marketing, RCBA L.P.
                                                 San Francisco, CA

 John H. Steinhart                               909 Montgomery St.               USA                 Managing Director
 Managing Director, Chief                        Suite 400                                            and Chief
 Administrative Officer and                      San Francisco, CA                                    Administrative
 Secretary                                                                                            Officer, RCBA L.P.

 Marc T. Scholvinck                              909 Montgomery St.               USA                 Managing Director
 Managing Director, Chief                        Suite 400                                            and Chief Financial
 Financial Officer, and                          San Francisco, CA                                    Officer, RCBA L.P.
 Assistant Secretary

 Michael Kane                                    909 Montgomery St.               USA                 Managing Director of
 Managing Director of Investments                Suite 400                                            Investments, RCBA
                                                 San Francisco, CA                                    L.P.

 Thomas L. Kempner                               40 Wall Street                   USA                 Chairman, Loeb Partners
 Director                                        New York, NY  10005                                  Corporation, Investment
                                                                                                      Banking Business

         ICSOPP is a trust, governed by a board of trustees. The principal administrative office of ICSOPP is located at 1130 Connecticut Avenue, N.W., Washington D.C. 20036. The name, business address and present principal occupation of each of the trustees and executive officers of ICSOPP are as follows (all are United States citizens):


                                                                                           Principal Occupation or
 Name and Office Held            Business Address                      Citizenship         Employment
 --------------------            ----------------                      -----------         ---------------
 Robert E. Vagley                American Insurance Association        USA                 President,
 Fiduciary                       1130 Connecticut Avenue, N.W.                             American Insurance
                                 Washington, DC  20036                                     Association

 Fred R. Marcon                  Insurance Services Office             USA                 President,
 Fiduciary                       7 World Trade Center                                      Insurance Services Office
                                 New York, NY  10048

 Gail P. Norstrom                Industrial Risk Insurers              USA                 President & CEO,
 Fiduciary                       85 Woodland Street                                        Industrial Risk Insurers
                                 Hartford, CT  06102

 A. James Brodsky                Insurance Company Supported           USA                 Director,
 Director                          Organizations Pension Plan and                          Insurance Company
                                   Trust                                                     Supported Organizations
                                 1130 Connecticut Avenue, N.W.                               Pension Plan and Trust
                                 Washington, DC  20036


         The Carpenters Trust is a trust, governed by a board of trustees. Its principal office is located at 520 South Virgil Avenue, 4th Floor, Los Angeles, California 90020. The names of the executive officers and trustees of the Carpenters Trust, their addresses, citizenship and principal occupations are as follows.

SCHEDULE 13D (CONTINUED)                                     PAGE 13 OF 17 PAGES




 Name and Office Held            Business Address                 Citizenship         Principal Occupation or
 --------------------            ----------------                 -----------         Employment
                                                                                      -----------------------
 Kim Frommer, Trustee            22225 Acorn Street               USA                 President
                                 Chatsworth, CA  91311                                Frommer Inc.

 Curtis Conyers, Jr., Trustee    4719 Exposition Boulevard        USA                 President
                                 Los Angeles, CA  90016                               Richard Lane Company

 Richard Harris, Trustee         292 N. Wilshire Avenue           USA                 General Manager, Wessein
                                 Anaheim, CA  92801                                   Construction Co., Inc.

 Ralph Larison, Trustee          1925 Water Street                USA                 President
                                 Long Beach, CA  90802                                Connolly-Pacific Co.

 Bert Lewitt, Trustee            2901 28th Street                 USA                 President
                                 Santa Monica, CA  90405                              Morley Construction Co.

 Ronald W. Tutor,                15901 Olden Street               USA                 President
 Co-Chairman, Trustee            Sylmar, CA  91342                                    Tutor-Saliba Corporation

 J.D. Butler, Trustee            412 Dawson Drive                 USA                 Executive Secretary, Gold
                                 Camarillo, CA  93010                                 Coast District Council of
                                                                                      Carpenters

 Douglas J. McCarron, Trustee    520 South Virgil Avenue          USA                 President, UBC
                                 Los Angeles, CA  90020

 Bill Perry, Trustee             520 South Virgil Avenue          USA                 Retired
                                 Los Angeles, CA  90020

 Buddy Self, Trustee             911 20th Street                  USA                 Financial Secretary
                                 Bakersfield, CA  93301                               Carpenters Local Union 743

 James K. Bernsen, Trustee       520 South Virgil Avenue          USA                 Secretary-Treasurer,
                                 Los Angeles, CA  90020                               Southern California-Nevada
                                                                                      Regional Council of
                                                                                      Carpenters

         Weintraub Reporting Persons

         Prism is a California limited partnership whose principal business is investing in securities, and whose principal office is located at 909 Montgomery Street, Suite 400, San Francisco, California 94133. WCM is the sole general partner of Prism.

         WCM is a California general partnership whose principal business is acting as general partner for investment partnerships and providing investment advisory and financial consulting services. WCM is a registered investment adviser with the Securities and Exchange Commission and with the State of California. The general partners of WCM are Jerald M. Weintraub and Melody R. Howe Weintraub. The addresses, citizenship and principal occupations of the general partners of WCM are as follows:

SCHEDULE 13D (CONTINUED)                                     PAGE 14 OF 17 PAGES



 Name and Office Held            Business Address                 Citizenship         Principal Occupation or
 --------------------            ----------------                 -----------         Employment
                                                                                      ---------------
 Jerald M. Weintraub             909 Montgomery Street            USA                 Managing General
 Managing General Partner        Suite 400                                            Partner, Weintraub
                                 San Francisco, CA  94133                             Capital Management

 Melody R. Howe Weintraub        909 Montgomery Street            USA                 Political Consultant
 General Partner                 Suite 400
                                 San Francisco, CA  94133

                                     * * *

         To the best knowledge of the Reporting Persons, none of the entities or persons identified in this Item 2 has, during the past five years, been convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors), nor been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Not applicable.


ITEM 4.  PURPOSE OF TRANSACTION.

         The Blum Reporting Persons disposed of all of their Common Stock on February 7, 1997.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a), (b) According to information furnished to the Reporting Persons by the Issuer, there were 13,196,260 shares of Common Stock issued and outstanding as of February 4, 1997. Based on such information, after taking into account the transactions described in Item 5(c) below, the following Reporting Persons report the following direct holdings and corresponding percentage interests in the Common Stock:


                                   Shares of Common           Percentage
         Name                           Stock Owned                Owned
         ----                           -----------                -----
         ICSOPP                                   0                   0%

         Stinson                                  0                   0%

         Carpenters Trust                         0                   0%

         Prism                              272,600                2.07%

         ----------


         Because voting and investment decisions concerning the above shares held by Prism are made by WCM, the Weintraub Reporting Persons may be members in a group, in which case each Weintraub Reporting Person

SCHEDULE 13D (CONTINUED)                                     PAGE 15 OF 17 PAGES



would be deemed to have beneficial ownership of an aggregate of 272,600 shares of the Common Stock, which is 2.07% of the outstanding Common Stock. As the managing general partner of WCM, Jerald M. Weintraub might be deemed to be the beneficial owner of the securities beneficially owned by WCM. Although Jerald
M. Weintraub is joining in this Schedule as a Weintraub Reporting Person, the filing of this Schedule shall not be construed as an admission that he is, for any purpose, the beneficial owner of any of the securities that are beneficially owned by WCM.

         (c) The transactions of the Blum Reporting Persons and Weintraub Reporting Persons involving the Common Stock for the 60 days prior to the date of the event requiring the filing of this statement, indicating the date of the transaction, the number of shares of Common Stock purchased or sold, and the price per share with respect to each transaction is as follows:

 Name                        Buy/Sell     Trade Date      Shares     Price
 ----                        --------     ----------      ------     -----
 ICSOPP                      Sell         2/7/97          45,700      $12.63

 Stinson                     Sell         2/7/97          81,600      $12.63

 Carpenters Trust            Sell         2/7/97         344,800      $12.63


         (d)  Not applicable.

         (e)  Not applicable.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         No change.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         Exhibit A is a written agreement relating to the filing of joint statements as required by Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended.

SCHEDULE 13D (CONTINUED)                                     PAGE 16 OF 17 PAGES




                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 1997


STINSON CAPITAL PARTNERS, L.P.                                  RICHARD C. BLUM & ASSOCIATES, L.P.

By      Richard C. Blum & Associates, L.P., its                 By      Richard C. Blum & Associates, Inc., its
        General Partner                                                 General Partner

        By       Richard C. Blum & Associates, Inc.,                    By       /S/
                 its General Partner                                             -------------------------------------
                                                                                 John Steinhart, Chief Administrative
                 By      /S/                                                     Officer and Managing Director
                         ------------------------------
                         John Steinhart, Chief
                         Administrative Officer and
                         Managing Director

  RICHARD C. BLUM & ASSOCIATES, INC.                            /S/
                                                                ------------------------------------------------------
  By       /S/                                                  RICHARD C. BLUM
         ----------------------------------------------
         John Steinhart, Chief Administrative                   By       John Steinhart, Attorney-in-Fact
         Officer and Managing Director


THE CARPENTERS PENSION TRUST FOR                                INSURANCE COMPANY SUPPORTED
SOUTHERN CALIFORNIA                                             ORGANIZATIONS PENSION PLAN

By       Richard C. Blum & Associates, L.P., its                By       Richard C. Blum & Associates, L.P., its
         Investment Advisor                                              Investment Advisor

         By      Richard C. Blum & Associates,                           By      Richard C. Blum & Associates,
                 Inc., its General Partner                                       Inc., its General Partner

                 By       /S/                                                    By       /S/
                          -----------------------------                                   -----------------------------
                          John Steinhart, Chief                                           John Steinhart, Chief
                          Administrative Officer                                          Administrative Officer
                          and Managing Director                                           and Managing Director

PRISM PARTNERS I, L.P.                                          WEINTRAUB CAPITAL MANAGEMENT

                                                                By      /S/
                                                                        -------------------------------------------
By       Weintraub Capital Management, its General                      Jerald M. Weintraub, Managing General
         Partner                                                        Partner

         By      /S/                                            /S/
                 ----------------------------------             ---------------------------------------------------
                 Jerald M. Weintraub, Managing                  JERALD M. WEINTRAUB
                 General Partner

SCHEDULE 13D (CONTINUED)                                     PAGE 17 OF 17 PAGES


                                   EXHIBIT A

                           JOINT FILING UNDERTAKING

         The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to the Schedule 13D Amendment to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated:   February 13, 1997

STINSON CAPITAL PARTNERS, L.P.                                  RICHARD C. BLUM & ASSOCIATES, L.P.

By      Richard C. Blum & Associates, L.P., its                 By      Richard C. Blum & Associates, Inc., its
        General Partner                                                 General Partner

        By       Richard C. Blum & Associates, Inc.,                    By       /S/
                 its General Partner                                             -------------------------------------
                                                                                 John Steinhart, Chief
                 By      /S/                                                     Administrative Officer and
                         ------------------------------                          Managing Director
                         John Steinhart, Chief
                         Administrative Officer and
                         Managing Director

  RICHARD C. BLUM & ASSOCIATES, INC.                            /S/
                                                                ------------------------------------------------------
  By       /S/                                                  RICHARD C. BLUM
         ----------------------------------------------
         John Steinhart, Chief Administrative                   By       John Steinhart, Attorney-in-Fact
         Officer and Managing Director


THE CARPENTERS PENSION TRUST FOR                                INSURANCE COMPANY SUPPORTED
SOUTHERN CALIFORNIA                                             ORGANIZATIONS PENSION PLAN

By       Richard C. Blum & Associates, L.P., its                By       Richard C. Blum & Associates, L.P., its
         Investment Advisor                                              Investment Advisor

         By      Richard C. Blum & Associates,                           By      Richard C. Blum & Associates,
                 Inc., its General Partner                                       Inc., its General Partner

                 By       /S/                                                    By       /S/
                          -----------------------------                                   -----------------------------
                          John Steinhart, Chief                                           John Steinhart, Chief
                          Administrative Officer                                          Administrative Officer
                          and Managing Director                                           and Managing Director

PRISM PARTNERS I, L.P.                                          WEINTRAUB CAPITAL MANAGEMENT

                                                                By      /S/
                                                                        -------------------------------------------
By       Weintraub Capital Management, its General                      Jerald M. Weintraub, Managing General
         Partner                                                        Partner

         By      /S/                                            /S/
                 ----------------------------------             ---------------------------------------------------
                 Jerald M. Weintraub, Managing                  JERALD M. WEINTRAUB
                 General Partner